Exhibit 10.6

FALCONSTOR SOFTWARE, INC.

DIRECTOR COMPENSATION DEFERRAL PLAN

ARTICLE 1

INTRODUCTION AND PURPOSE OF PLAN

1.1           Establishment of Plan.  FalconStor Software, Inc. (the “Company”) hereby establishes the FalconStor Software, Inc. Director Compensation  Deferral Plan (the “Plan”) effective January 1, 2011.  Notwithstanding any contrary provision of this Plan, under no circumstances shall any provision of this Plan be construed to operate in a manner inconsistent with the provision of Section 409A of the Internal Revenue Code and the Company shall be empowered to take any action it deems necessary or appropriate to override any provision of this Plan to assure that the requirements set forth in Section 409A are met.  The Plan is an unfunded, non-qualified deferred compensation arrangement for a members of the Board of Directors  of the Company pursuant to which benefits hereunder shall be paid by the Company.

1.2           Purpose of Plan.  In general, the purpose of this Plan is to enable members of the Board of Directors who are eligible to participate in the Plan to to enter into agreements with the Company to defer a portion of their fees and receive benefits within 60 days of March 31, 2013, or earlier, upon Separation From Service, Disability or death.

ARTICLE 2

DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings as set forth in this Article 2, unless a different meaning is clearly required by the context.

2.1           Accumulation Account shall mean the account established for each Participant to which all Elective Deferrals and earnings thereon shall be allocated.

2.2           Administrator  means the individual or entity appointed by the Company to administer the Plan. If the Company fails to make such appointment, the Company shall be the Administrator.

2.3           Beneficiary means the person or persons entitled to receive benefits, pursuant to Article 7, in the event of the death of such Participant.

2.4           Code means the Internal Revenue Code of 1986, as amended, and includes any regulations thereunder.

2.5           Director Fees means the base amount of remuneration earned by a Director for personal services rendered to the Company for the period from May 6 of a calendar year through May 5 of the next calendar year, beginning with May 6, 2011.

2.6           Company means FalconStor Software, Inc. and any successor entity.

2.7           Disability shall have the same meaning as the definition of  "disability" as set forth in the long-term disability plan of the Company. The Compensation Committee shall determine whether a Participant has a disability within the meaning as set forth therein.

2.8           Elective Deferral means the amount of Director Fees that a Participant elects to defer pursuant to a properly executed Voluntary Deferral Agreement.

2.9           Compensation Committee means the  compensation committee established by the Board of Directors of the Company.

2.10           Participant means an Director or former Director who has been enrolled in this Plan and who retains the right to benefits under the Plan.

2.11           Plan means The FalconStor Software, Inc. Director Compensation Deferral Plan, as set forth herein and as it may be amended from time to time.

2.12           Plan Year means the period from May 6 to the following May 5.

2.13           Separation From Service means a Participant’s separation from service of the Company within the meaning of such term under Section 409A of the Code (and any related regulations or other pronouncements thereunder).

2.14           Voluntary Deferral Agreement means the written agreement between a Participant and the Company to defer receipt by the Participant of Director Fees not yet earned.  Such agreement shall state the Elective Deferral amount to be withheld from a Participant's pay.

ARTICLE 3

PARTICIPATION IN THE PLAN

3.1           Eligibility.  Each member of the Company’s Board of Directors listed on Exhibit “A”  attached hereto is eligible to participate in the Plan and may become a Participant in this Plan on the first day of enrollment pursuant to Section 3.2.  The Compensation Committee shall meet from time to time to determine whether additional individuals shall be entitled to participate in the Plan.  Exhibit “A” shall be amended from time to time to the extent necessary to reflect additional eligible individuals or removal of prior eligible individuals.

3.2           Enrollment. Eligible Directors may enroll in the Plan by executing a Voluntary Deferral Agreement and submitting it to the Administrator. The Elective Deferral as set forth in the Voluntary  Deferral Agreement must be made by December 31 of the calendar year prior to the beginning of the Plan Year to which the Elective Deferral relates; provided, that in the first Plan Year in which a Director becomes eligible to participate in the Plan, such Director may make such election within thirty (30) days after such Director becomes eligible.

ARTICLE 4

DEFERRAL OF DIRECTOR FEES

4.1           Maximum Elective Deferral. Up to 100% of Director Fees may be deferred by any Participant in any taxable year.

4.2           Deferral Period. Participants may make an Elective Deferral election for each Plan Year that the Plan is in operation.

4.3           Modifications to Amount Deferred. A Participant may change his or her Elective Deferral with respect to Director Fees not yet earned by submitting a new properly executed Voluntary Deferral Agreement to the Administrator no later than  December 31 of the calendar year prior to the start of each new Plan Year  Once a calendar year commences which contains the beginning of the Plan Year, no further modifications to the deferral amount shall be permitted.

4.4           Revocation of Elective Deferral. Any Participant may revoke his or her election to have Director Fees deferred by so notifying the Administrator in writing prior to the start of the calendar year in which the Plan Year commences. Elective Deferrals become irrevocable after such time. The Participant's full Director Fees on a nondeferred basis will be restored as soon as administratively practicable following receipt by the Administrator of written notice of such revocation.

ARTICLE 5

VESTING

Full Vesting for Elective Deferrals. Each Participant's Accumulation Account, to which Elective Deferrals and earnings thereon are credited, shall always be 100% vested and nonforfeitable.

ARTICLE 6

DISTRIBUTION OF BENEFITS

6.1           Eligibility for Payment. Distribution of benefits from the Plan shall be made in a single lump sum within 60 days of May 31, 2013, or if earlier, within 60 days of the Separation From Service, Disability or death of the Participant.

6.2           Earnings on Distribution Amounts.  Notwithstanding any provision of this Plan to the contrary, earnings will accrue on amounts deferred, for each Plan Year, at a rate tied to the rate payable on the 10-year US Treasury Note on May 6 for such Plan Year.

6.3           Delay in Payment For Specified Employees.  Notwithstanding anything herein to the contrary, (i) if at the time of  a Separation From Service, a Participant is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Separation From Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following such Separation From Service with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to the Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.

ARTICLE 7

BENEFICIARY INFORMATION

7.1           Designation. A Participant shall have the right to designate a Beneficiary, and amend or revoke such designation at any time, in writing. Such designation, amendment or revocation shall be effective upon receipt by the Administrator.

7.2           Failure to Designate a Beneficiary. If no designated Beneficiary survives the Participant and benefits are payable following the Participant's death, the Administrator shall direct that payment of benefits be made to the person or persons in the first of the following classes of successive preference Beneficiaries.

The Participant's:

(a)        spouse,
(b)        children, per stirpes,
(c)        parents,

(d)        brothers and sisters,
(e)        estate.

ARTICLE 8

PLAN ADMINISTRATION; OWNERSHIP OF ASSETS

8.1           Plan Administration. The Company shall be responsible for appointing an Administrator to administer the Plan. Such Administrator may be an individual or a committee authorized to act collectively on behalf of the Plan. The Administrator shall have discretionary responsibility for the operation, interpretation, and administration of the Plan and for determining eligibility for Plan benefits. Any action taken on any matter within the discretion of the Administrator shall be final, conclusive, and binding on all parties. In order to discharge its duties' hereunder, the Administrator shall have the power and authority to adopt, interpret, alter, amend or revoke rules and regulations necessary to administer the Plan, to delegate ministerial duties and to employ such outside professionals as may be required for the prudent administration of the Plan. The Administrator shall also have authority to enter into agreements on behalf of the Company necessary to implement this Plan. Any Administrator who is an individual otherwise eligible for the Plan may participate in the Plan, but shall not be entitled to make decisions solely with respect to his or her own participation and benefits under the Plan.

8.2           Ownership of Assets. All amounts of compensation deferred under the Plan and all property and rights purchased with such amounts shall be considered general assets of the Company subject to the claims of the Company's general creditors. Participants shall have the status of general unsecured creditors of the Company.

ARTICLE 9

ESTABLISHMENT OF ACCOUNTS

9.1           Establishment of Accounts. A separate Accumulation Account shall be established and maintained for each Participant to which will be credited such Participant's Elective Deferrals and earnings thereon.

ARTICLE 10

AMENDMENT OR TERMINATION OF PLAN

10.1           Amendment of Plan.  The Company shall have the right to amend the Plan, at any time and from time to time, in whole or in part. The Company shall notify each Participant in writing of any Plan amendment.

10.2           Termination. Although the Company has established this Plan with the intention and expectation to maintain the Plan indefinitely, the Company may terminate or discontinue the Plan in whole or in part at any time without any liability for such termination or discontinuance. Upon Plan termination, all Elective Deferrals shall cease. The Company shall retain each Participant's Elective Deferrals (and earnings thereon) until distribution of benefits commences under Section 6.2.  Any termination shall follow the rules established for terminations of deferred compensation arrangements set forth in Section 409A of the Code (and any related regulations or other pronouncements thereunder).

ARTICLE 11

MISCELLANEOUS

11.1           Limitation of Rights: Employment Relationship. Neither the establishment of this Plan nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving a Participant or other person any legal or equitable right against the Company except as provided in the Plan. In no event shall the terms of employment of any employee be modified or in any way be affected by the Plan.

11.2           Limitation on Assignment. Benefits under this Plan may not be assigned, sold, transferred, or encumbered, and any attempt to do so shall be void. A Participant's or Beneficiary's interest in benefits under the Plan shall not be subject to debts or liabilities of any kind and shall not be subject to attachment, garnishment or other legal process.

11.3           Pronouns. Whenever used in this Agreement, the masculine pronoun is to be deemed to include the feminine. The singular form, whenever used herein, shall mean or include the plural form where applicable, and vice versa.

11.4           Representations. The Company does not represent or guarantee that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in this Plan. A Participant should consult with professional tax advisors to determine the tax consequences of his or her participation. Furthermore, the Company does not represent or guarantee successful investment of Elective Deferrals and shall not be required to restore any loss which may result form such investment or lack of investment. This Plan is an unfunded plan for tax purposes and for purposes of Title 1 of the Employee Retirement Income Security Act of 1974.

11.5           Severability. If a court of competent jurisdiction holds any provision of this Plan to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

11.6           Applicable Law. This Plan shall be construed in accordance with applicable federal law and, to the extent otherwise applicable, the laws of the State of New York.

ARTICLE 12

ADMINISTRATION AND BENEFITS CLAIMS PROCEDURE

12.1           Administration  The Plan shall be administered, interpreted and construed by the Administrator which shall have the sole and absolute discretion to determine any questions of fact and law arising under the Plan, including the right of any individual to benefit hereunder and the amount of such benefit, and take all actions and make all decisions necessary or proper to carry out the purposes of the Plan.

12.2           Claim for Benefits. Any claim for benefits under this Plan shall be made in writing to the Administrator. If a claim for benefits is wholly or partially denied, the Administrator shall so notify the Participant or Beneficiary within 90 days after receipt of the claim (unless the Participant is given written notification within the initial 90 days that an extension of not more than 90 days is needed). The notice of denial shall be written in a manner calculated to be understood by the Participant or Beneficiary and shall contain (a) the specific reason or reasons for denial of the claim, (b) a specific reference to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary and (d) an explanation of the claims review procedure.

12.3           Review of Claim. Within 60 days after the receipt by the Participant or Beneficiary of notice of denial of a claim (or at such later time as may be reasonable in view of the nature of the benefit subject to such claim and other circumstances), the Participant or Beneficiary may (a) file a request with the Administrator that it conduct a full and fair review of the denial of the claim, (b) review pertinent documents and (c) submit questions and comments to the Administrator in writing.

12.4           Decision After Review. Within 60 days after the receipt of a request for review the Administrator shall deliver to the Participant or Beneficiary a written decision with respect to the claim, except that if there are special circumstances (such as the need to hold a hearing) which require more time for processing, the 60-day period shall be extended to 120 days upon notice to the Participant or Beneficiary to that effect. The decision shall be written in a manner calculated to be understood by the Participant or Beneficiary and shall (a) include the specific reason or reasons for the decision and (b) contain a specific reference to the pertinent Plan provisions upon which the decision is based.

12.5           Modification of Procedures. The foregoing procedures may be modified from time to time to such extent, if any, as may be required to comply with Department of Labor Regulations.

IN WITNESS WHEREOF, the undersigned has set his hand and seal as of the effective date written above.

By: /s/ Eli Oxenhorn

Exhibit A

Eligible Plan Participants

Steven Fischer

Alan Kaufman

Irwin Lieber

Eli Oxenhorn

Barry Rubenstein